Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Second Quarter Pre-tax Profit of $9.7 million

COCONUT CREEK, FL — August 5, 2020 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported second quarter total revenues of $75.0 million and pre-tax profit of $9.7 million. The Company reported lower revenue in the second quarter of 2020 than the prior year period due primarily to the impact the COVID-19 pandemic has had on the aviation industry, generally, leading to reduced revenues in the core leasing business. Aggregate lease rent and maintenance reserve revenues were $68.4 million for the second quarter of 2020.

“We are pleased to have maintained profitability in the second quarter, with $9.7 million of reported pre-tax income, given the unprecedented impacts the COVID-19 pandemic has had on our industry,” said Charles F. Willis, Chairman and CEO. “As we have from the beginning of this event, we are working closely with our global customer base to provide tailored lease and service solutions while also maintaining a focus on the strength of our own balance sheet and liquidity."

“At this point, our customers are fighting to survive what essentially has been the disappearance of a flying public,” said Brian R. Hole, President. “We believe we are well-positioned, though, to support the recovery by leveraging our entire Platform, from available financing, hundreds of lease engines and aircraft, technical services, aircraft storage and maintenance, surplus material and a multitude of specialized programs, all of which are designed to drive out cost and help our customers return to profitability.”

Second Quarter 2020 Highlights (at or for the periods ended June 30, 2020, as compared to June 30, 2019, and December 31, 2019):

•	Total revenue was $75.0 million in the second quarter of 2020, a 21.7% decrease when compared to $95.8 million in the same quarter of 2019.

•	Lease rent revenue was $38.5 million in the second quarter of 2020.

•
Maintenance reserve revenue was $30.0 million in the second quarter of 2020, an increase of $3.5 million, or 13.3%, compared to $26.5 million in the same quarter of 2019. Long term maintenance reserve revenue, which is influenced by end of lease compensation, increased to $27.2 million for the second quarter of 2020, compared to $6.7 million in the comparable prior period. Short term maintenance reserve revenue, which is influenced by lease asset usage, was $2.8 million for the second quarter of 2020 compared to $19.8 million in the comparable prior period.

•	Spare parts and equipment sales were $2.9 million in the second quarter of 2020, compared to $14.6 million during the same quarter of 2019.

•
Income before income taxes was $9.7 million in the second quarter of 2020, compared to $21.8 million in the same quarter of 2019 and was $18.3 million in the first half of 2020, compared to $49.6 million in the first half of 2019.

•	Our equipment held for operating lease portfolio was $1.654 billion at June 30, 2020, compared to $1.651 billion at December 31, 2019.

•
The book value of lease assets we own directly or through our joint ventures was $2.0 billion at June 30, 2020. As of June 30, 2020, the Company also managed 402 engines, aircraft and related equipment on behalf of third parties.

•	The Company maintained $447 million of undrawn revolver capacity at June 30, 2020.

•	Under the Company's repurchase plan, the Company repurchased a total of 54,626 shares of common stock in the second quarter of 2020 for $1.5 million.

•	Diluted weighted average earnings per common share was $0.74 for the second quarter of 2020, compared to $2.66 in the similar period in 2019.

•	Book value per diluted weighted average common share outstanding increased to $58.56 at June 30, 2020, compared to $57.83 at December 31, 2019.

Balance Sheet

As of June 30, 2020, the Company's $1.654 billion equipment held for operating lease portfolio consisted of 264 engines, 10 aircraft and 11 other leased assets. As of December 31, 2019, the Company's $1.651 billion equipment held for operating lease portfolio consisted of 263 engines, 10 aircraft and 11 other leased assets.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
REVENUE
Lease rent revenue	$38,454	$45,025	(14.6)%	$84,849	$93,394	(9.1)%
Maintenance reserve revenue	29,986	26,475	13.3%	50,514	51,825	(2.5)%
Spare parts and equipment sales	2,855	14,586	(80.4)%	11,960	32,088	(62.7)%
(Loss) Gain on sale of leased equipment	(700)	5,120	(113.7)%	1,367	14,690	(90.7)%
Other revenue	4,388	4,591	(4.4)%	7,902	7,569	4.4%
Total revenue	74,983	95,797	(21.7)%	156,592	199,566	(21.5)%

EXPENSES
Depreciation and amortization expense	23,764	20,043	18.6%	47,154	40,301	17.0%
Cost of spare parts and equipment sales	2,648	12,585	(79.0)%	9,336	26,997	(65.4)%
Write-down of equipment	6,997	3,262	114.5%	9,126	4,367	109.0%
General and administrative	15,228	21,389	(28.8)%	34,795	42,829	(18.8)%
Technical expense	1,468	1,407	4.3%	2,595	3,195	(18.8)%
Net finance costs:
Interest expense	16,089	16,781	(4.1)%	31,785	34,660	(8.3)%
Loss on debt extinguishment	—	220	(100.0)%	4,688	220	2,030.9%
Total net finance costs	16,089	17,001	(5.4)%	36,473	34,880	4.6%
Total expenses	66,194	75,687	(12.5)%	139,479	152,569	(8.6)%

Earnings from operations	8,789	20,110	(56.3)%	17,113	46,997	(63.6)%
Earnings from joint ventures	948	1,676	(43.4)%	1,155	2,622	(55.9)%
Income before income taxes	9,737	21,786	(55.3)%	18,268	49,619	(63.2)%
Income tax expense	4,365	4,811	(9.3)%	8,610	11,766	(26.8)%
Net income	5,372	16,975	(68.4)%	9,658	37,853	(74.5)%
Preferred stock dividends	811	810	0.1%	1,621	1,611	0.6%
Accretion of preferred stock issuance costs	21	21	—%	42	42	—%
Net income attributable to common shareholders	$4,540	$16,144	(71.9)%	$7,995	$36,200	(77.9)%

Basic weighted average earnings per common share	$0.76	$2.75		$1.35	$6.22
Diluted weighted average earnings per common share	$0.74	$2.66		$1.31	$6.01

Basic weighted average common shares outstanding	6,012	5,866		5,936	5,823
Diluted weighted average common shares outstanding	6,098	6,061		6,111	6,020

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$100,096	$6,720
Restricted cash	71,312	56,948
Equipment held for operating lease, less accumulated depreciation	1,653,695	1,650,918
Maintenance rights	767	3,133
Equipment held for sale	50	120
Receivables, net of allowances	41,678	24,059
Spare parts inventory	50,670	41,759
Investments	58,865	57,936
Property, equipment & furnishings, less accumulated depreciation	32,260	31,520
Intangible assets, net	1,282	1,312
Notes receivable	170,362	38,145
Other assets	28,534	28,038
Total assets	$2,209,571	$1,940,608

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$32,359	$45,648
Deferred income taxes	117,915	110,418
Debt obligations	1,520,240	1,251,006
Maintenance reserves	100,179	106,870
Security deposits	22,841	20,569
Unearned revenue	8,489	6,121
Total liabilities	1,802,023	1,540,632

Redeemable preferred stock ($0.01 par value)	49,680	49,638

Shareholders’ equity:
Common stock ($0.01 par value)	66	64
Paid-in capital in excess of par	7,203	4,557
Retained earnings	356,960	348,965
Accumulated other comprehensive loss, net of tax	(6,361)	(3,248)
Total shareholders’ equity	357,868	350,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,209,571	$1,940,608